Cash Offer

by

Celltech Group plc

and (outside the United States) by

JPMorgan

on its behalf

for

Oxford GlycoSciences Plc

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3.00 PM. LONDON TIME, 10.00 A.M. NEW YORK CITY TIME ON MONDAY, MARCH 31, 2003, UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF OGS SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

March 1, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Celltech Group plc, a company organized under the laws of England and Wales (“Celltech”), is offering to purchase, upon the terms and subject to the conditions set forth in its Offer Document dated March 1, 2003, and the accompanying Acceptance Forms (as defined in the Offer Document), all of the issued and to be issued ordinary shares of 5 pence each (“OGS Shares”) of Oxford GlycoSciences Plc (“OGS”), including those represented by American Depositary Shares (“OGS ADSs”), each representing one OGS Share and evidenced by American Depositary Receipts (“OGS ADRs”). In addition, in the United Kingdom and outside of the United States, JPMorgan or its affiliates may make the Offer on behalf of OGS. Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

      For your information and for forwarding to those of your clients for whom you hold OGS ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer Document;

2.	A printed form of letter that may be sent to your clients for whose account you hold OGS ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	The Letter of Transmittal to be used by holders of OGS ADSs to accept the Offer;

4.	The Notice of Guaranteed Delivery;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	A return envelope addressed to the Depositary.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible.

      The Offer cannot be accepted in respect of OGS Shares not represented by OGS ADSs by means of the Letter of Transmittal. A Form of Acceptance for accepting the Offer in respect of OGS Shares can be obtained from the Receiving Agent (whose name and address may be found in the Offer Document).

      Payment for OGS ADSs purchased pursuant to the Offer will be made within 14 calendar days after the end of the Initial Offer Period in the case of acceptances received complete in all respects during the Initial Offer Period, and in the case of acceptances received complete in all respects after the end of the Initial Offer Period but while the Offer remains open for acceptance, within 14 calendar days of receipt.

      Except as set out in Appendix V of the Offer Document, OGS will not pay any fees or commissions to any broker, dealer or other person for soliciting acceptances of the Offer with respect to OGS ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

      Inquiries you may have with respect to the Offer should be addressed to the Depositary at the address and telephone numbers set forth in the Letter of Transmittal. Additional copies of the enclosed materials and of the original Offer Document may be obtained from the Depositary at the address and telephone numbers set forth in the Letter of Transmittal.

Very truly yours,

CELLTECH GROUP PLC

      Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of Celltech, the Depositary or the Receiving Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer not contained in the Offer Document or the Letter of Transmittal.

      This document should not be forwarded or transmitted in or into Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdictions.